Exhibit 99.1

Earle M. Jorgensen	10650 S. Alameda Street
Company	Lynwood, CA 90262

Tel: 323-567-1122

News Release

For Immediate Release

EMJ REPORTS FOURTH QUARTER AND

FISCAL 2004 RESULTS

LYNWOOD, California  – May 25, 2004 – The Earle M. Jorgensen Company (“EMJ”) today reported results for the Company’s fourth fiscal quarter of 2004 and fiscal year ended March 31, 2004.

Revenues increased 30.9% to $322.1 million and operating income increased 16.7% to $24.5 million for the fourth quarter of fiscal 2004, when compared to $246.0 million and $21.0 million, respectively, for the same period in fiscal 2003. The Company had record revenues for the quarter, with tonnage shipped up approximately 22% from the prior year quarter. Net income for the fourth quarter of fiscal 2004 was  $10.0 million versus $8.0 million for the same period in fiscal 2003. The 2004 fourth quarter financial results include a charge to record inventory on a last in first out basis (LIFO) of $13.8 million.

Revenues increased 13.1% to $1,040.4 million in fiscal 2004 when compared to $919.9 million for fiscal 2003.  Operating income increased 36.0% to $69.5 million for fiscal 2004, as compared to $51.1 million for fiscal 2003. Fiscal 2003 included a loss of $12.3 million resulting from early termination of debt. Net income for fiscal 2004 was $15.3 million compared to $2.4 million for the same period in fiscal 2003. Fiscal 2004 results included a gain of $1.2 million from the sale of surplus property, $4.9 million of pre-tax income for redemption of life insurance policies and a charge related to LIFO of $14.3 million.

Maurice S. Nelson, Jr., EMJ’s President and Chief Executive Officer stated, “We are very pleased with our record fourth quarter results. We were well positioned to respond to the recent dramatic changes in the industrial metals market. Our goal is to maintain a consistent source of metals to our customers who depend on EMJ for their materials supplies.”

“Nearly all of the industries that we serve have shown dramatic growth in demand, and most of our locations shipped record volumes in the fourth quarter.”

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EMJ also announced that the proposed restructuring of the combined capital structure of EMJ with Earle M. Jorgensen Holding Company, Inc. (“Holding”), its parent company, had been delayed.  Because of the delay, additional negotiations among Holding’s security holders and changes to the structure of the transaction are required before it can proceed.  As EMJ noted in January, the transaction would not have affected its day-to-day operations, and likewise, the delay will not affect its customers, suppliers and employees, who will continue to deal with the Earle M. Jorgensen Company.

EMJ is one of the largest independent distributors of metal products in North America with 36 service and processing centers. EMJ inventories more than 25,000 different bar, tubing, plate, and various other metal products, specializing in cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars.

The Company has scheduled a conference call with industry analysts and other interested persons to discuss its fourth quarter and fiscal 2004 results.  The call will take place on May 26, 2004 at 8:00 a.m. (Pacific).   The dial-in phone number for those interested in participating on the call is 800-370-8105.  This press release can also be found on the Company’s Internet website at www.emjmetals.com/emjonline/pr.asp.

This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from expectations and are subject to risks, uncertainties and other factors over which we have no control, such as the cyclicality of the metals industry and the industries that purchase our products, fluctuations in metals prices, risks associated with the implementation of new technology, general economic conditions, competition in the metals service center industry and our “on-time or free” delivery guaranty.  These factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.  In particular, we refer you to our Registration Statement on Form S-4 filed on July 3, 2002.

Earle M. Jorgensen Company

Financial Highlights

(in $000’s)

	Three Months Ended:		Twelve Months Ended:
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
Statement of Operations and Other Data:
Revenues	$322,066	$245,991	$1,040,367	$919,927
Gross Profit	86,193	70,769	286,101	261,365
Warehouse and delivery expense	36,764	33,197	135,421	127,080
Selling expense	13,223	8,518	38,254	32,329
General and administrative expense	11,672	8,009	42,954	38,590
Loss on early retirement of debt	—	—	—	12,278
Operating expenses	61,659	49,724	216,629	210,277
Operating income	24,534	21,045	69,472	51,088
Net interest expense	12,887	12,120	51,093	47,206
Income before income taxes	11,647	8,925	18,379	3,882
Net income (loss)	9,967	8,011	15,252	2,382
EBITDA (a)	27,331	23,892	80,756	62,457
Capital expenditures	3,749	2,265	10,530	15,335

Reconciliation of EBITDA:
Net income (loss)	$9,967	$8,011	$15,252	$2,382
Depreciation and amortization	2,797	2,847	11,284	11,369
Net interest expense	12,887	12,120	51,093	47,206
Provision for income taxes	1,680	914	3,127	1,500
EBITDA	$27,331	$23,892	$80,756	$62,457

(a)          “EBITDA” represents net income (loss) before net interest expense, provision for income taxes and depreciation and amortization. Consistent with Item 10(e) of Regulation S-K, our EBITDA has not been adjusted to exclude any other non-cash charges (credits) or liabilities, such as LIFO adjustments of $13,843, $(2,702), $14,343 and $(3,354) and accruals for postretirement benefits aggregating $56 and $120,  $619 and $498 for the three months and fiscal year ended March 31, 2004 and March 31, 2003, respectively.  In addition, our EBITDA for the twelve-months ended March 31, 2003 has not been adjusted for a loss of $12,278 related to early retirement of debt.  We believe that EBITDA is commonly used as a measure of performance for companies in our industry and is frequently used by analysts, investors, lenders and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt.   Our EBITDA is used by management as a performance measure to assess our financial results in connection with determining incentive compensation, and is also used by the independent appraisal firm in connection with its annual valuation of our equity.  While providing useful information, our EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with accounting principles generally accepted in the United States, and should not be construed as an indication of a company’s operating performance or as a measure of liquidity.

	March 31, 2004	March 31,2003
Balance Sheet Data:
Cash and cash equivalents	$15,528	$20,030
Accounts receivable, net	133,092	97,292
Inventory	225,248	213,590
Net property, plant and equipment	112,190	113,037
Total assets	536,480	490,741
Accounts payable	162,648	119,815
Accrued liabilities	57,919	45,514
Revolving credit facility	51,677	72,007
Other long-term debt (including current portion)	258,061	258,530
Total stockholder’s deficit	(37,359)	(48,016)

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Contact:	William S. Johnson, EMJ
323-923-6124 or fax 323-567-1034